SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

      Date of Report (Date of earliest event reported): September 23, 1996

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                        THE CARBIDE/GRAPHITE GROUP, INC.

        Delaware                    0-20490                    25-1575609
(State of Incorporation)    (Commission File Number)          (IRS Employer
                                                           Identification Code)


                         One Gateway Center, 19th Floor
                                 Pittsburgh, PA
                                      15222
                    (Address of principal executive offices)

       Registrant's telephone number, including area code: (412) 562-3700

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Item 1 through Item 4 Not applicable.

Item 5 -- Other Events

     On September 23, 1996, the Registrant released the following information with respect to the retirement of Nicholas T. Kaiser, the Registrant's Chairman and Chief Executive Officer:

          Pittsburgh, PA - September 23, 1996 - The Carbide/Graphite Group, Inc. (NASDAQ NNM: CGGI) reported today that Nicholas T. Kaiser, the Chairman and Chief Executive Officer, advised the Board of Directors that he intends to retire in the near future, upon the selection of his successor and the completion of a transition period. Mr. Kaiser, who is 62, said he decided to retire for personal reasons and because the goals he had set for himself at the Company had largely been accomplished. He noted that he recently underwent a routine angioplasty and that he thought it was desirable to lessen his workload. He will continue as a director of the Company.

          Mr. Kaiser has served as Chairman and Chief Executive Officer of the Company since October 1994, and as its President since October 1991, and has been associated with the Company and its predecessors for close to 30 years. The Board expressed its gratitude to Mr. Kaiser for his many years of outstanding service and in particular for his leadership since 1988 when the Company was formed. Among many other accomplishments, Mr. Kaiser led the Company in its transition to a public company and in launching a major modernization program in the Company's graphite electrodes business. A Special Committee of the Board, consisting of the outside directors and Mr. Kaiser, was appointed to recommend a successor. Mr. Kaiser said: "With my goals for the Company completed or well underway, it is time for me to devote more time to personal activities. During my years at the Company, I have been fortunate to have had the opportunity to work with many talented and dedicated colleagues who were instrumental in the success of the Company and whose friendship and support I greatly value."

          The Carbide/Graphite Group, Inc. is a leading manufacturer of industrial graphite and calcium carbide products with manufacturing facilities in St. Marys, Pennsylvania; Niagara Falls, New York; Louisville, Kentucky; Calvert City, Kentucky; and Seadrift, Texas.

                                      # # #


Item 6 through Item 8 Not applicable.





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                                   SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the following hereunto duly authorized.

                                        The Carbide/Graphite Group, Inc.

                                            /s/  Nicholas T. Kaiser
                                  Nicholas T. Kaiser -- Chief Executive Officer
Dated:  October 2, 1996

























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